EXHIBIT 99.1

Rhythm Pharmaceuticals Reports Second Quarter 2026 Financial Results and Business Update

-- U.S. launch of IMCIVREE® (setmelanotide) for acquired hypothalamic obesity (HO) starts strong with more than 400 patient start forms since FDA approval as of June 30, 2026 --

-- Second quarter 2026 net product revenue from global sales of IMCIVREE of $71.3 million --
-- Weekly injectable MC4R agonist RM-718 achieved mean BMI reduction of 11.6% in patients with acquired HO (n=7) after 16 weeks of treatment --

-- Phase 3 TRANSCEND Trial Results in Acquired HO published in the
New England Journal of Medicine --

-- Management to host conference call today at 8:00 a.m. ET --

BOSTON, August 4, 2026 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a global commercial-stage biopharmaceutical company focused on transforming the lives of patients living with rare neuroendocrine diseases, today reported financial results and provided a business update for the second quarter ended June 30, 2026.

“Rhythm continues to demonstrate strong commercial and clinical development progress, highlighted by a strong start in the U.S. launch of IMCIVREE for acquired hypothalamic obesity (HO),” said David Meeker, M.D., Chairman, Chief Executive Officer and President of Rhythm Pharmaceuticals. “The demand we are seeing from both patients and physicians reinforces the significant unmet need in acquired HO and the opportunity for IMCIVREE to transform the treatment paradigm for this devastating disease.”

Dr. Meeker added, “During the quarter, we strengthened Rhythm’s foundation for long-term growth with positive Phase 2 results for setmelanotide in Prader-Willi syndrome (PWS), as well as positive RM-718 results in acquired HO patients. With strong commercial execution in the United States and meaningful launches in HO upcoming in Japan and Europe, we remain focused on expanding treatment options for patients and realizing the potential of our pipeline of MC4R agonists.”

Recent Business and Development Highlights

•Today, the Company announced that more than 400 patient start forms had been received for IMCIVREE for acquired HO from approximately 300 prescribers as of

June 30, 2026, since the approval by the U.S. Food and Drug Administration (FDA) on March 19, 2026;
•Revenue from global sales of IMCIVREE was $71.3 million for the second quarter of 2026, an increase of 19% on a sequential basis from the first quarter of 2026. The number of patients on reimbursed therapy globally increased by greater than 20% as compared to the first quarter of 2026.
•U.S.: Revenue of $51.0 million, or 72% of product revenue, was generated in the United States in the second quarter of 2026, an increase of $14.1 million or 38% compared to the first quarter of 2026. The sequential quarter over quarter growth in U.S. revenue was driven primarily by increased patient demand for IMCIVREE in acquired HO, as well as continued growth in demand in Bardet-Biedl syndrome (BBS).
•Ex-U.S.: Revenue of $20.3 million, or 28% of product revenue, was generated outside the United States, a sequential decrease of $(2.9) million or (13)% compared to the first quarter of 2026. The Company incurred a $3.8 million retrospective charge associated with the Contribution M mechanism in France, of which $3.1 million was related to revenue booked in periods prior to the second quarter of 2026. The number of reimbursed patients on IMCIVREE continued to increase in the second quarter of 2026.
•Today, the Company announced preliminary data from Part C of the Phase 1/2 study of RM-718 in acquired HO patients.
•Today, the Company announced that six abstracts, including three oral presentations and three poster presentations have been accepted for presentation at the European Society for Pediatric Endocrinology’s Annual Meeting (ESPE 2026) September 8-10, 2026. The presentations include:
•Efficacy and safety of setmelanotide in pediatric patients with acquired hypothalamic obesity: final phase 3 trial results;
•Impact of setmelanotide on metabolic index scores in pediatric participants with acquired hypothalamic obesity - A Phase 3 trial post-hoc analysis;
•Pediatric patients with acquired hypothalamic obesity treated with setmelanotide: real-world BMI and hunger data for up to 12 months in France;
•Long-term weight outcomes of setmelanotide in pediatric participants with Bardet-Biedl syndrome or with POMC or LEPR deficiency and obesity;
•The association of clinical features of Bardet-Biedl syndrome in a large population of patients with obesity and a positive genetic test for biallelic BBS variants;
•Clinical features associated with pathogenic or likely pathogenic biallelic Bardet-Biedl syndrome variants in a large population of patients with obesity;

•On July 8, 2026, results from Rhythm’s pivotal Phase 3 TRANSCEND trial evaluating setmelanotide in patients with acquired hypothalamic obesity were published in The New England Journal of Medicine by Dr. Jennifer Miller, et al.; The publication was accompanied by a 'Science Behind the Study' editorial authored by Professor Sadaf Farooqi, M.B., Ch.B., Ph.D., titled Treating Acquired Hypothalamic Obesity;
•On June 13, 2026, at Endocrine Society's Annual Meeting (ENDO 2026), the Company presented positive six-month data from its Phase 2 trial of setmelanotide that demonstrated patients with Prader-Willi Syndrome (N=17) achieved clinically meaningful BMI or BMI z-score reductions, reductions in fat mass with preservation of lean mass, and improvements in hyperphagia and anxiety measures;
•Also during ENDO 2026, held June 13–16, 2026, the Company presented new data in multiple presentations, highlights included durable BMI reduction for patients with acquired HO after 2.5 years of setmelanotide; durable weight reduction after 1 year of bivamelagon treatment in patients in acquired HO; post-hoc analysis from the TRANSCEND trial in patients with acquired HO with a history of bariatric surgery demonstrated BMI reductions and weight category improvement after 1 year of setmelanotide treatment; and positive real-world efficacy analyses of U.S. patients with BBS;
•On May 28, 2026, the Company announced the publication of a new evidence-based, consensus-driven diagnostic algorithm for (BBS) in the peer-reviewed American Journal of Medical Genetics;
•On May 12-15, 2026, at the European Congress on Obesity (ECO 2026), the Company presented data on weight outcomes at five years of setmelanotide treatment in patients with BBS and obesity, weight outcomes at six years in patients with POMC or LEPR deficiency obesity, and a 52-week indirect comparison of patients aged 2-5 years with BBS treated with setmelanotide versus patients with BBS from a natural history cohort in the International Clinical Registry Investigating Bardet-Biedl Syndrome.
•On May 12, 2026, the Company announced six data presentations at The European Congress of Endocrinology (ECE); highlights included real-world efficacy results in patients with acquired HO enrolled in France’s early-access program; study results on hyperphagia severity in patients with BBS; post-hoc TRANSCEND study results of patients with acquired HO treated with setmelanotide that demonstrated significant improvements in multiple metabolic index scores; a study that highlighted the persistent and under-recognized health burden of acquired HO across life stages in patients with childhood-onset craniopharyngioma from the Netherlands, Germany, and the UK.

Anticipated Upcoming Milestones

Rhythm expects to achieve the following near-term milestones:
•Complete enrollment in the setmelanotide substudy in congenital HO in the second half of 2026;
•Complete enrollment in the Phase 1/2, Part D trial evaluating RM-718 in PWS in the second half of 2026;
•Anticipate launch of IMCIVREE for acquired HO in Japan pending a decision by Japan's Ministry of Health, Labour and Welfare (MHLW) by year-end 2026;
•Initiate a pivotal Phase 3 trial evaluating bivamelagon in acquired HO by year-end 2026;
•Anticipate country-level launches of IMCIVREE for acquired HO in Europe beginning in 2027.

Second Quarter 2026 Financial Results

Cash Position: As of June 30, 2026, cash, cash equivalents and short-term investments were approximately $330.9 million, as compared to $388.9 million as of December 31, 2025.

Revenue: Net product revenues from global sales of IMCIVREE were $71.3 million for the second quarter of 2026, as compared to $48.5 million for the second quarter of 2025.

R&D Expenses: R&D expenses were $43.4 million in the second quarter of 2026, as compared to $42.3 million in the second quarter of 2025. The year-over-year increase was primarily due to personnel costs, data analytics related to the Company's genetic testing programs, pre-clinical expense and bivamelagon trials which were offset partially by a decrease in chemistry, manufacturing, and controls (CMC) activity and clinical trial costs due to the winding down of the EMANATE and TRANSCEND phase 3 trials.

SG&A Expenses: SG&A expenses were $67.4 million for the second quarter of 2026, as compared to $45.9 million for the second quarter of 2025. The year-over-year increase was primarily due to increased personnel costs, including stock-based compensation, related to expanded business operations.

Other income (expense), net: Other expense, net was $(0.3) million for the second quarter of 2026, as compared to other expense, net of $(1.0) million for the second quarter of 2025. The year-over-year decrease was primarily due to a decrease in non-cash interest expense associated with the LG Chem liability.

Net Loss attributable to common stockholders: Net loss attributable to common stockholders was $(50.4) million for the second quarter of 2026, or a net loss per basic and diluted share of $(0.73), as compared to a net loss attributable to common stockholders of $(48.0) million for the second quarter of 2025, or a net loss per basic and diluted share of $(0.75).

Year to Date 2026 Financial Results

Revenue: Net product revenues relating to sales of IMCIVREE were $131.4 million for the six months ended June 30, 2026, as compared to $86.2 million for the six months ended June 30, 2025.

R&D Expenses: R&D expenses were $85.2 million for the six months ended June 30, 2026, as compared to $79.3 million for the six months ended June 30, 2025. The increase was primarily driven by higher personnel-related costs to support the growth of the Company's research and development programs, partially offset by lower CMC and clinical trial expenses.

SG&A Expenses: SG&A expenses were $131.0 million for the six months ended June 30, 2026, as compared to $85.0 million for the six months ended June 30, 2025. The increase was primarily driven by increased personnel-related costs related to expanded business operations and marketing costs.

Other income (expense), net: Other income (expense), net was $(3.0) million for the six months ended June 30, 2026, as compared to $(3.4) million for the six months ended June 30, 2025. The decrease was primarily due to a decrease in non-cash interest expense associated with the LG Chem liability and an increase in the fair value of the embedded derivative for our deferred royalty obligation.

Net Loss attributable to common stockholders: Net loss attributable to common stockholders was $(107.1) million for the six months ended June 30, 2026, or a net loss attributable to common stockholders per basic and diluted share of $(1.57), as compared to a net loss attributable to common stockholders of $(98.8) million for the six months ended June 30, 2025, or a net loss per basic and diluted share of $(1.56).

Financial Guidance: For the year ending December 31, 2026, Rhythm anticipates approximately $363 million to $397 million in Non-GAAP Operating Expenses. Non-GAAP Operating Expenses are derived from:
•GAAP total operating expenses, inclusive of:
oR&D expenses of approximately $175 million to $195 million;
oSG&A expenses of approximately $188 million to $202 million; and
oExcluding stock-based compensation.

Non-GAAP Operating Expenses is defined as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing (see below under "Non-GAAP Financial Measures" for more details).

Based on its current operating plans, Rhythm expects that its cash, cash equivalents and short-term investments as of June 30, 2026 will be sufficient to fund the Company’s planned operations for at least 24 months.

Conference Call Information
Rhythm Pharmaceuticals will host a live conference call and webcast at 8:00 a.m. ET today to review its second quarter 2026 financial results and recent business activities. Participants may register for the conference call here. It is recommended that participants join the call ten minutes prior to the scheduled start.
A webcast of the call will also be available under "Events and Presentations" in the Investor Relations section of the Rhythm Pharmaceuticals website at https://ir.rhythmtx.com/. The archived webcast will be available on Rhythm Pharmaceuticals’ website approximately two hours after the conference call and will be available for 30 days following the call.
About Rhythm Pharmaceuticals
Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist designed to treat hyperphagia and severe obesity, is approved by the U.S. Food and Drug Administration (FDA) to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 4 years and older with acquired hypothalamic obesity, adult and pediatric patients 2 years of age and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or genetically confirmed pro-opiomelanocortin (POMC), including proprotein convertase subtilisin/kexin type 1 (PCSK1), deficiency or leptin receptor (LEPR) deficiency. Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. The European Commission (EC) has authorized setmelanotide for the treatment of obesity and control of hunger in patients 4 years of age and above with acquired hypothalamic obesity. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as investigational MC4R agonists bivamelagon and RM-718, and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication

In the United States, setmelanotide is indicated to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 4 years and older with acquired HO, and in adult and pediatric patients aged 2 years and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or Pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1), or leptin receptor (LEPR) deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1, or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS).

In the European Union and the United Kingdom, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. In the European Union and the United Kingdom, setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use
Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:
•Obesity due to suspected POMC, PCSK1, or LEPR deficiency with POMC, PCSK1, or LEPR variants classified as benign or likely benign
•Other types of obesity not related to BBS or POMC, PCSK1, or LEPR deficiency, including obesity associated with other genetic syndromes and general (polygenic) obesity
Contraindication
Prior serious hypersensitivity to setmelanotide or any of the excipients in IMCIVREE. Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported.
WARNINGS AND PRECAUTIONS
Disturbance in Sexual Arousal: Spontaneous penile erections in males and sexual adverse reactions in females have occurred. Inform patients that these events may occur and instruct patients who have an erection lasting longer than 4 hours to seek emergency medical attention.

Depression and Suicidal Ideation: Depression, suicidal ideation and depressed mood have occurred. Monitor patients for new onset or worsening depression or suicidal thoughts or behaviors. Consider discontinuing IMCIVREE if patients experience suicidal thoughts or behaviors, or clinically significant or persistent depression symptoms occur.

Hypersensitivity Reactions: Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported. If suspected, advise patients to promptly seek medical attention and discontinue IMCIVREE.

Skin Hyperpigmentation, Darkening of Pre-existing Nevi, and Development of New Melanocytic Nevi: Generalized or focal increases in skin pigmentation, darkening of pre-existing nevi, development of new melanocytic nevi and increase in size of existing melanocytic nevi have occurred. Perform a full body skin examination prior to initiation and periodically during treatment to monitor pre-existing and new pigmented lesions.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: IMCIVREE is not approved for use in neonates or infants. Serious and fatal adverse reactions including “gasping syndrome” can occur in neonates and low birth weight infants treated with benzyl alcohol preserved drugs.

ADVERSE REACTIONS
Most common adverse reactions (incidence ≥20%) included skin hyperpigmentation, injection site reactions, nausea, headache, diarrhea, abdominal pain, vomiting, depression, and spontaneous penile erection.
USE IN SPECIFIC POPULATIONS
Treatment with IMCIVREE is not recommended when breastfeeding. Discontinue IMCIVREE when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. See section 4.8 of the Summary of Product Characteristics for information on reporting suspected adverse reactions in Europe.
Please see the full Prescribing Information for additional Important Safety Information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the safety, efficacy, potential benefits of, and clinical design or progress of any of our products or product candidates at any dosage or in any indication, including, setmelanotide, bivamelagon, and RM-718; the use of setmelanotide in patients with acquired HO and the success of our commercial launch; our expectations surrounding potential regulatory submissions, progress, or approvals and timing thereof for any of our product candidates, including potential marketing approval and launch in Japan and launches in the European Union and the timing thereof; the commercial growth of IMCIVREE; the estimated market size and addressable population for our drug products, including setmelanotide for the treatment of acquired HO; the future announcement of data from our ongoing clinical trials, including the substudy evaluating setmelanotide for patients with congenital hypothalamic obesity, Part C and Part D of the Phase 1 trial evaluating RM-718, and the open-label Phase 2 trial evaluating setmelanotide in patients with PWS, and ongoing enrollment in our clinical trials; existing or future collaboration agreements; the Company’s business strategy and plans; our anticipated financial performance and financial position for any period of time, including our estimated Non-GAAP Operating Expenses for the year ending December 31, 2026; and the sufficiency of our cash, cash equivalents and short-term investments to fund our operations for at least 24 months; and the timing of any of the foregoing. Statements using words such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, risks associated with the laws and regulations governing our international operations and the costs of any related compliance programs, our ability to successfully commercialize setmelanotide, our liquidity and expenses, our ability to retain our key employees and consultants, and to attract, retain and motivate qualified personnel, and general economic conditions, and the other important factors, including those discussed under the caption “Risk Factors” in Rhythm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures
This press release includes Non-GAAP Operating Expenses, a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to operating expenses or any other performance measure derived in accordance with GAAP.
We define Non-GAAP Operating Expenses as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing.
We caution investors that amounts presented in accordance with our definition of Non-GAAP Operating Expenses may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.
Management uses this non-GAAP financial measure for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for operating expenses or other financial statement data presented in accordance with GAAP in our consolidated financial statements.
Rhythm has not provided a quantitative reconciliation of forecasted Non-GAAP Operating Expenses to forecasted GAAP operating expenses because the Company is unable, without making unreasonable efforts, to calculate the reconciling item, stock-based compensation expenses, with confidence. This item, which could materially affect the computation of forward-looking GAAP operating expenses, is inherently uncertain and depends on various factors, some of which are outside of Rhythm's control.
Corporate Contact:
David Connolly
Head of Investor Relations and Corporate Communications
Rhythm Pharmaceuticals, Inc.
857-264-4280
dconnolly@rhythmtx.com

Media Contact:
Layne Cosgrove
Real Chemistry
410-916-1035
llitsinger@realchemistry.com

Rhythm Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$71,255	$48,502	$131,367	$86,220
License revenue	—	—	—	(5,014)
Total revenues	71,255	48,502	131,367	81,206
Costs and expenses:
Cost of sales	8,931	5,543	16,088	9,191
Research and development	43,428	42,308	85,153	79,281
Selling, general, and administrative	67,448	45,947	131,039	85,034
Total costs and expenses	119,807	93,798	232,280	173,506
Loss from operations	(48,552)	(45,296)	(100,913)	(92,300)
Other income (expense):
Other income (expense), net	1,018	1,576	(686)	932
Interest expense	(4,540)	(5,817)	(9,123)	(11,226)
Interest income	3,220	3,242	6,774	6,881
Total other income (expense), net	(302)	(999)	(3,035)	(3,413)
Loss before income taxes	(48,854)	(46,295)	(103,948)	(95,713)
Provision (benefit) for income taxes	444	337	989	417
Net loss	$(49,298)	$(46,632)	$(104,937)	$(96,130)
Accrued dividends on convertible preferred stock	(1,065)	(1,349)	(2,169)	(2,671)
Net loss attributable to common stockholders	$(50,363)	$(47,981)	$(107,106)	$(98,801)
Net loss per share attributable to common stockholders, basic and diluted	$(0.73)	$(0.75)	$(1.57)	$(1.56)

Weighted-average common shares outstanding, basic and diluted	68,592,661	63,684,359	68,285,135	63,373,489

Net loss	$(49,298)	$(47,981)	$(104,937)	$(98,801)
Other comprehensive income (loss):
Foreign currency translation adjustment	(991)	(2,104)	793	(2106)
Unrealized gain (loss), net on marketable securities	$(365)	$(93)	$(909)	(103)
Comprehensive loss	$(50,654)	$(50,178)	$(105,053)	$(101,010)

Rhythm Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$65,614	$54,301
Short-term investments	265,283	334,648
Accounts receivable, net	40,408	26,081
Inventory	30,517	25,753
Prepaid expenses and other current assets	24,741	26,133
Total current assets	426,563	466,916
Property and equipment, net	103	1,104
Right-of-use asset	2,817	3,049
Intangible assets, net	4,892	5,319
Restricted cash	603	522
Other long-term assets	2,288	3,286
Total assets	$437,266	$480,196
Liabilities, Convertible Preferred Stock and Stockholders’ equity
Current liabilities:
Accounts payable	$16,165	$13,947
Accrued expenses and other current liabilities	94,016	83,855
Lease liability	703	650
Deferred revenue	—	194
Deferred royalty obligation, current	12,703	7,296
Total current liabilities	123,587	105,942
Long-term liabilities:
Deferred royalty obligation	93,399	100,886
Lease liability, non-current	2,979	3,342
Total liabilities	219,965	210,170
Commitments and contingencies (Note 14)
Series A convertible preferred stock, $0.001 par value: 150,000 shares authorized; 115,000 and 132,500 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively. Liquidation preference of $116,457 and $132,500 as of June 30, 2026, and December 31, 2025, respectively.	114,318	130,957
Stockholders’ equity:
Preferred stock, $0.001 par value: 9,850,000 shares authorized; no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value: 120,000,000 shares authorized; 68,816,868 and 67,205,321 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	69	67
Additional paid-in capital	1,560,640	1,491,675
Accumulated other comprehensive loss	(912)	(796)
Accumulated deficit	(1,456,814)	(1,351,877)
Total stockholders’ equity	102,983	139,069
Total liabilities, convertible preferred stock and stockholders’ equity	$437,266	$480,196